SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

TuSimple Holdings Inc.
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

90089L108
(CUSIP Number)

July 1, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 90089L108	Page 2 of 16 Pages

(1)	Names of reporting persons TRATON SE
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Germany

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 15,782,220
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 15,782,220
(9)	Aggregate amount beneficially owned by each reporting person 15,782,220
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 8.52%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 90089L108	Page 3 of 16 Pages

(1)	Names of reporting persons Volkswagen Aktiengesellschaft
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Germany
Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 15,782,220
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 15,782,220
(9)	Aggregate amount beneficially owned by each reporting person 15,782,220
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 8.52%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 90089L108	Page 4 of 16 Pages

(1)	Names of reporting persons TRATON International S.A.
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 15,782,220
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 15,782,220
(9)	Aggregate amount beneficially owned by each reporting person 15,782,220
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 8.52%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 90089L108	Page 5 of 16 Pages

(1)	Names of reporting persons Navistar International Corporation
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 10,217,846
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 10,217,846
(9)	Aggregate amount beneficially owned by each reporting person 10,217,846
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.52%
(12)	Type of reporting person (see instructions) CO

SCHEDULE 13G

CUSIP No. 90089L108	Page 6 of 16 Pages

(1)	Names of reporting persons Navistar, Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 740,773
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 740,773
(9)	Aggregate amount beneficially owned by each reporting person 740,773
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 0.4%
(12)	Type of reporting person (see instructions) CO

SCHEDULE 13G

CUSIP No. 90089L108	Page 7 of 16 Pages

(1)	Names of reporting persons International of Mexico Holding Corporation (IMHC)
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 9,477,073
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 9,477,073
(9)	Aggregate amount beneficially owned by each reporting person 9,477,073
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) CO

SCHEDULE 13G

CUSIP No. 90089L108	Page 8 of 16 Pages

(1)	Names of reporting persons International Truck and Engine Corporation Cayman Islands Holding Company
(2)	Check the appropriate box if a member of a group (see instructions) (a) (b)
(3)	SEC use only
(4)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 9,477,073
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 9,477,073
(9)	Aggregate amount beneficially owned by each reporting person 9,477,073
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) OO

Item 1(a)	Name of Issuer:

TuSimple Holdings Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

9191 Towne Centre Drive, Suite 600

San Diego, CA 92122

Item 2(a)	Name of Persons Filing:

TRATON SE

Volkswagen Aktiengesellschaft

TRATON International S.A.

Navistar International Corporation

Navistar, Inc.

International of Mexico Holding Corporation (IMHC)

International Truck and Engine Corporation Cayman Islands Holding Company

Item 2(b)	Address of Principal Business Office or, if None, Residence:

TRATON SE: Dachauer Str. 641, 80995 München, Germany

Volkswagen Aktiengesellschaft: Berliner Ring 2, 38440 Wolfsburg, Germany

TRATON International S.A.: 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg

Navistar International Corporation: 2701 Navistar Drive, Lisle, Illinois 60532

Navistar, Inc.: 2701 Navistar Drive, Lisle, Illinois 60532

International of Mexico Holding Corporation (IMHC): 2701 Navistar Drive, Lisle, Illinois 60532

International Truck and Engine Corporation Cayman Islands Holding Company: 2701 Navistar Drive, Lisle, Illinois 60532

Item 2(c)	Citizenship:

TRATON SE: Germany

Volkswagen Aktiengesellschaft: Germany

TRATON International S.A.: Luxembourg

Navistar International Corporation: Delaware

Navistar, Inc.: Delaware

International of Mexico Holding Corporation (IMHC): Delaware

International Truck and Engine Corporation Cayman Islands Holding Company: Cayman Islands

Item 2(d)	Title of Class of Securities:

Class A Common Stock

Item 2(d)	CUSIP Number:

90089L108

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	Broker or dealer registered under Section 15 of the Act.

(b)	Bank as defined in Section 3(a)(6) of the Act.

(c)	Insurance company as defined in Section 3(a)(19) of the Act.

(d)	Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

(f)	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

(g)	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4	Ownership

(a) and (b) Immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated November 7, 2020, by and among Navistar International Corporation, TRATON SE, and Dusk Inc., a Delaware corporation and wholly owned subsidiary of TRATON SE, on July 1, 2021, each of (i) TRATON SE, (ii) Volkswagen Aktiengesellschaft, (iii) TRATON International S.A., (iv) Navistar International Corporation, (v) Navistar, Inc., (vi) International of Mexico Holding Corporation (IMHC) and (vii) International Truck and Engine Corporation Cayman Islands Holding Company may have been deemed to beneficially own the shares of Class A Common Stock set forth in Item 4(c) below. The percentages of beneficial ownership set forth herein are calculated based on 185,040,398 shares of Class A Common Stock outstanding as of April 30, 2021 as reported by the Issuer in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the Securities and Exchange Commission on May 11, 2021.

(c)

1.	TRATON SE

(a)	Amount beneficially owned: 15,782,220

(b)	Percent of class: 8.52%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 15,782,220

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 15,782,220

2.	Volkswagen Aktiengesellschaft

(a)	Amount beneficially owned: 15,782,220

(b)	Percent of class: 8.52%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 15,782,220

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 15,782,220

3.	TRATON International S.A.

(a)	Amount beneficially owned: 15,782,220

(b)	Percent of class: 8.52%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 15,782,220

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 15,782,220

4.	Navistar International Corporation

(a)	Amount beneficially owned: 10,217,846

(b)	Percent of class: 5.52%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 10,217,846

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 10,217,846

5.	Navistar, Inc.

(a)	Amount beneficially owned: 740,773

(b)	Percent of class: 0.4%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 740,773

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 740,773

6.       International of Mexico Holding Corporation (IMHC)

(a)	Amount beneficially owned: 9,477,073

(b)	Percent of class: 5.1%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 9,477,073

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 9,477,073

7.	International Truck and Engine Corporation Cayman Islands Holding Company

(a)	Amount beneficially owned: 9,477,073

(b)	Percent of class: 5.1%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 9,477,073

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 9,477,073

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Joint Filing Agreement, dated July 1, 2021, among Volkswagen Aktiengesellschaft, TRATON SE, TRATON International S.A., Navistar International Corporation, Navistar, Inc., International of Mexico Holding Corporation (IMHC), and International Truck and Engine Corporation Cayman Islands Holding Company filed herewith as Exhibit 1.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 1, 2021 TRATON SE

/s/ Matthias Gründler
Name: Matthias Gründler
Title: Chief Executive Officer

/s/ Christian Schulz
Name: Christian Schulz
Title: Chief Financial Officer

Dated: July 1, 2021 Volkswagen AG

/s/ Matthias Gründler
Name: Matthias Gründler
Title: Chief Executive Officer of TRATON SE

/s/ Christian Schulz
Name: Christian Schulz
Title: Chief Financial Officer of TRATON SE

Dated: July 1, 2021 TRATON International S.A.

/s/ Frank Mitschke
Name: Frank Mitschke
Title: Member of the Management Board

/s/ Vincent Delva
Name: Vincent Delva
Title: Member of the Management Board

Dated: July 1, 2021 Navistar International Corporation

/s/ Walter G. Borst
Name: Walter G. Borst
Title: Executive Vice President and Chief Financial Officer

/s/ Curt A. Kramer
Name: Curt A. Kramer
Title: Senior Vice President and General Counsel

Dated: July 1, 2021 Navistar, Inc.

/s/ Walter G. Borst
Name: Walter G. Borst
Title: Executive Vice President and Chief Financial Officer

/s/ Curt A. Kramer
Name: Curt A. Kramer
Title: Senior Vice President and General Counsel

Dated: July 1, 2021 International of Mexico Holding Corporation (IMHC)

/s/ Persio V. Lisboa
Name: Persio V. Lisboa
Title: President

/s/ Eleanor P. Cabreré
Name: Eleanor P. Cabreré
Title: Secretary

Dated: July 1, 2021 International Truck and Engine Corporation Cayman Islands Holding Company

/s/ Persio V. Lisboa
Name: Persio V. Lisboa
Title: President

/s/ Eleanor P. Cabreré
Name: Eleanor P. Cabreré
Title: Secretary

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, along with any amendments thereto that may be required, and have duly executed this joint filing agreement this day of July 1, 2021

TRATON SE

/s/ Matthias Gründler
Name: Matthias Gründler
Title: Chief Executive Officer

/s/ Christian Schulz
Name: Christian Schulz
Title: Chief Financial Officer

Volkswagen AG

/s/ Matthias Gründler
Name: Matthias Gründler
Title: Chief Executive Officer of TRATON SE

/s/ Christian Schulz
Name: Christian Schulz
Title: Chief Financial Officer of TRATON SE

TRATON International S.A.

/s/ Frank Mitschke
Name: Frank Mitschke
Title: Member of the Management Board

/s/ Vincent Delva
Name: Vincent Delva
Title: Member of the Management Board

Navistar International Corporation

/s/ Walter G. Borst
Name: Walter G. Borst
Title: Executive Vice President and Chief Financial Officer

/s/ Curt A. Kramer
Name: Curt A. Kramer
Title: Senior Vice President and General Counsel

Navistar, Inc.

/s/ Walter G. Borst
Name: Walter G. Borst
Title: Executive Vice President and Chief Financial Officer

/s/ Curt A. Kramer
Name: Curt A. Kramer
Title: Senior Vice President and General Counsel

International of Mexico Holding Corporation (IMHC)

/s/ Persio V. Lisboa
Name: Persio V. Lisboa
Title: President

/s/ Eleanor P. Cabreré
Name: Eleanor P. Cabreré
Title: Secretary

International Truck and Engine Corporation Cayman Islands Holding Company

/s/ Persio V. Lisboa
Name: Persio V. Lisboa
Title: President

/s/ Eleanor P. Cabreré
Name: Eleanor P. Cabreré
Title: Secretary